Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Registration No. 333-123011 and Registration No. 333-12300) and in Registration Statements on Form S-3 (Registration No. 333-144349 and Registration No. 333-129879) of our report dated October 14, 2008, with respect to the consolidated financial statements of KMG Chemicals, Inc. (the “Company”) as of July 31, 2008 and 2007, and for each of the three years in the period ended July 31, 2008 included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2008.

/s/ UHY LLP

Houston, Texas

October 14, 2008